Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-201838) of Ultragenyx Pharmaceutical Inc., and

(2) Registration Statement (Form S-8 Nos. 333-201843, 333-194773, and 333-209729) pertaining to the 2011 Equity Incentive Plan, as amended, 2014 Incentive Plan and 2014 Employee Stock Purchase Plan of Ultragenyx Pharmaceutical Inc.;

of our reports dated February 16, 2017, with respect to the consolidated financial statements of Ultragenyx Pharmaceutical Inc. and the effectiveness of internal control over financial reporting of Ultragenyx Pharmaceutical Inc. included in this Annual Report (Form 10-K) of Ultragenyx Pharmaceutical Inc. for the year ended December 31, 2016.

/s/ ERNST & YOUNG LLP

San Jose, California

February 16, 2017